Exhibit 99.3

FOR IMMEDIATE RELEASE

Lightning eMotors Reports $4.6 million of Revenue in First

Quarter of 2021 From Sales of 31 Commercial Electric Vehicles

and Provides 2021 Outlook

LOVELAND, Colo., May 17, 2021 – Lightning eMotors, Inc. (“Lightning eMotors” or the “Company”), a leading provider of commercial electric vehicles for fleets, today announced revenue and vehicle deliveries for the quarter ending March 31, 2021 for its wholly-owned subsidiary (“Lightning Systems”). The Company is pleased to report revenue of $4.6M and sales of 31 zero-emission commercial vehicles, across five specialty vehicle applications.

Subsequent to the end of the first quarter, Lightning Systems completed its business combination with GigCapital3, Inc., which resulted in $268 million of gross proceeds and $216.8 million of net proceeds to Lightning eMotors’ balance sheet, and GigCapital3, Inc. being renamed Lightning eMotors, Inc.

Q1 2021 Highlights:

•	Despite supply chain headwinds, Lightning Systems reported Q1 sales of 31 purpose-built, commercial zero emission vehicles.

•

First quarter 2021 revenue of $4.6 million, up from the first quarter 2020 revenue of $0.7 million. This is in line with the quarterly growth required to meet the 2021 revenue guidance below. The Company incurred a loss from operations of $5.3 million during the quarter.

•

Vehicle sales for the quarter included electric shuttles buses, delivery vehicles, refrigerated trucks, ambulances and RVs across Classes 3, 4 and 5, shipped to customers including DHL Express, Fluid Truck, ABC Companies, Meals on Wheels and others, all with 1 Hz telematics providing big-data information on commercial electric vehicles’ range, payload, efficiency and reliability.

•	Backlog at quarter end of $169 million and sales pipeline of $807 million, respectively.

Tim Reeser, chief executive officer of Lightning eMotors said, “We are delivering purpose-built commercial zero-emission vehicles today from a factory that is already in production, continuing to add to our two years of customer on-the-road experience, validation and data. Q1 2021 continued the fast sales and delivery growth that started in 2020. As our production capacity, supply chain diversification, automation implementation, and marketing efforts increased, so did our abilities to execute deliveries at a record pace. As a result, Lightning eMotors is well-positioned to achieve its 2021 forecast of over 500 purpose-built zero-emission commercial vehicles. Our results, and the head start that our data, production experience and customer validation provide us, demonstrates the value of real purchase orders and real deliveries.”

Reeser further noted, “We have spent the last 12 years developing our proprietary modular hardware and software platforms. We have partnered with fleets all over the U.S. to build best-in-class, purpose-built, zero-emission battery-electric and fuel-cell-electric commercial solutions to meet the high-level of customization required by fleets. In the past year, we have added nearly 100 employees with a large focus on our engineering and manufacturing teams, and in the short period since announcing our merger with GigCapital3, Lightning eMotors has bolstered our executive team with a distinguished chief financial officer, chief procurement officer, and chief revenue officer and announced several commercial partnerships and new large fleet customers. The capital raised in the merger transaction will enable Lightning eMotors to accelerate its growth plans and fulfill significant demand from our customers, including some of the most recognizable transportation, public safety and e-commerce companies in the U.S. We are excited to begin our next chapter as a public company.”

Lightning eMotors is the only electric commercial vehicle manufacturer to sell and deliver zero-emission vehicles (ZEV) in Class 3, 4, 5, 6 and 7, including passenger vans, ambulances, shuttle buses, last-mile delivery vans, box trucks, and motor coaches for customers in parcel and delivery, microtransit, airport parking operations and electric utilities. Based on reported numbers from other manufacturers, Lightning eMotors has more zero-emission medium-duty commercial vehicles on the road today than any other manufacturer in the Americas. The Company now has more than 140 zero-emission Class 3 through Class 7 vehicles in service with nearly 500,000 fleet miles, all with 1 Hz telematics providing big-data information on commercial electric vehicles’ range, payload, efficiency and reliability.

“Lightning eMotors’ broad portfolio of products allows us to deliver despite the current supply chain unpredictability, as we can move production to products for which we have chassis and components on-hand. Even with our battery supply, we have multiple pack suppliers supporting multiple platforms and applications, providing a safety net against any single supplier constraint. However, the current supply chain disruptions will have significant consequences on short term margin and operating profits,” Reeser concluded.

Backlog and Sales Pipeline

The Company’s backlog on March 31, 2021 was $169 million, an increase of +500% year-over-year. The increase in backlog orders reflects continued robust demand for the Company’s vehicles.

The Company’s sales pipeline remains strong at $807 million and is expected to grow further in 2021 due to favorable news at the local, state and federal level that suggests broad support for commercial fleet electrification, as well as an expanding sales force. Sales pipeline may not be indicative of future sales and can vary from significantly from period to period.

Full Year 2021 Revenue, Gross Margin, Operating Loss and Vehicle Sales Outlook

Based on current business conditions, business trends and other factors, for the full year 2021 ending Dec. 31, 2021, the Company expects:

•	Revenues to be in the range of $50 million to $60 million.

•	Vehicle and powertrain sales of 500 units.

•

Extreme supply chain shortages will have a significant impact on short-term margin and operating costs, resulting in a small, negative gross margin for the full year. However, margins are expected to progressively improve over the next three quarters from the-16% in Q1 as the Company ramps production and benefits from operating leverage. Operating losses will also be impacted and are expected to be higher each quarter than the first quarter loss of $5.3 million with public company costs as well as higher investments in research and development and sales, general and administrative costs to scale the business.

About Lightning eMotors

Lightning eMotors has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero-emission-vehicle (ZEV) solutions for commercial fleets since 2018 – including Class 3 cargo and passenger vans, Class 4 and 5 cargo vans and shuttle buses, Class 6 work trucks, school buses, Class 7 city buses, and Class A motor coaches. The Lightning eMotors’ team designs, engineers, customizes, and manufactures zero-emission vehicles to support the wide array of fleet customer needs including school buses and ambulances, with a full suite of control software, telematics, analytics and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit https://lightningemotors.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Lightning eMotors, its product and customer developments, its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and expenses and the business plans of Lightning eMotor’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Lightning eMotors in light of their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Lightning eMotors as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Lightning eMotors will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including but not limited to: (i) the ability to maintain the listing of the Company’s securities on a national securities exchange, (ii) the price of the Company’s securities may be volatile due to a variety of factors, including changes in the competitive industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the combined capital structure, (iii) that Lightning eMotors will have sufficient capital to operate as anticipated, and (iv) the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as governmental responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on Lightning eMotors’ operations, the demand for Lightning eMotors’ products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Lightning Systems, Inc.

Statement of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues	$4,591	$695
Cost of revenues	5,318	852

Gross loss	(727)	(157)

Operating expenses
Research and development	648	243
Selling, general, and administrative	3,920	2,249

Total operating expenses	4,568	2,492
Loss from operations	(5,295)	(2,649)
Other expenses
Interest expense	1,611	334
Loss (gain) from change in fair value of warrant liabilities	20,539	(166)
Other expense, net	(9)	(1)

Total other expenses	22,141	167

Net loss	$(27,436)	$(2,816)

Net loss attributable to common stockholders, basic and diluted
Net loss	$(27,436)	$(2,816)
Accretion of dividends on redeemable convertible preferred stock	(889)	(763)

Net loss attributable to common stockholders	$(28,325)	$(3,579)

Net loss per share	$(5.64)	$(1.10)

Weighted-average shares outstanding, basic and diluted	5,018,980	3,254,478

Lightning Systems, Inc.

Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$1,774	$460
Accounts receivable, net	4,537	4,122
Inventories	7,129	5,743
Prepaid expenses and other current assets	6,380	3,999

Total current assets	19,820	14,324

Property and equipment, net	3,058	2,615
Operating lease right-of-use asset	7,328	7,881
Other assets	145	45

Total assets	$30,351	$24,865

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities
Accounts payable	$3,903	$2,599
Accrued expenses and other current liabilities	4,160	2,762
Accrued expenses—related party	128	128
Warrant liabilities	36,384	21,155
Current portion of long-term debt	10,954	7,954
Current portion of long-term debt—related party	10,225	6,225
Current portion of operating lease obligation	1,982	1,769
Current portion of finance lease obligation	48	54

Total current liabilities	67,784	42,646

Long-term debt, net of current portion and debt discount—related party	2,634	1,649
Operating lease obligation, net of current portion	6,743	7,265
Total liabilities	77,161	51,560

Commitments and contingencies (Note 14)
Redeemable convertible preferred stock
Total redeemable convertible preferred stock	50,082	43,272

Stockholders’ deficit
Additional paid-in capital	11,339	10,828
Accumulated deficit	(108,231)	(80,795)

Total stockholders’ deficit	(96,892)	(69,967)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$30,351	$24,865

Investor Relations Contact:

1-800-223-0740

ir@lightningemotors.com

News Media Contact:

1-800-223-0740

pressrelations@lightningemotors.com